Exhibit 99.1 - Press Release dated January 11, 2007

Shumate Appoints Frank Jungers to Its Board of Directors

CONROE, TX, January 11, 2007 -- Shumate Industries (OTC Bulletin Board: SHMT) announced today the appointment of Frank Jungers, former CEO and Chairman of the Arabian American Oil Company, to its Board of Directors.

Mr. Jungers has more than 40 years professional experience in varied industries, of which more than 30 years were spent in the energy sector with the Arabian American Oil Company, also known as ARAMCO. Holding the concession for all of Saudi Arabia's oil production, ARAMCO is the largest producer of crude and liquefied gas in the world. Mr. Jungers began working for ARAMCO in 1947 and was positioned primarily in Saudi Arabia for nearly 30 years until his retirement. His term with ARAMCO was followed by several years of service as a board member of several internationally recognized companies, such as a director of AES Corporation and Georgia Pacific Corporation. He is currently a director of Horizon Lines Inc., a NYSE-traded leading container shipping and logistics company.

Frank Jungers commented, “I am delighted to join the board of Shumate and look forward to the opportunity to collaborate with and advise management as the company executes the growth and expansion of the Hemiwedge® Valve Technology. My recent visit to the company gave me a better understanding of how tangible this new technology is for the market and the company seems well positioned for growth.”

Larry Shumate, CEO of Shumate Industries, stated, “Frank’s experience in industry and as an internationally recognized executive is of tremendous value for our company. Our firm is excited to work with someone of his caliber.”

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based, energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries: (1) Shumate Machine Works, a contract machining and manufacturing division which makes energy exploration and production products for its customers; and (2) Hemiwedge Valve Corporation (HVC), a manufacturer and marketer of the proprietary new Hemiwedge® valve technology. HVC’s first proprietary product, the Hemiwedge® Cartridge Valve is a surface-level valve targeting energy flow control applications, while the Hemiwedge® Sub Sea High Pressure valve is in discussions for licensing. The Hemiwedge® DIV or down hole isolation valve is under a development agreement announced in July 2006.

Shumate Industries employs approximately 65 people at two plants in Conroe, Texas, north of Houston, which total 85,000 square feet. For additional information on the Company and its products, please visit www.shumateinc.com.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. Shumate Industries disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, 936-539-9533
or
Investor Contact:
Alliance Advisors, LLC
Mark McPartland, 910-221-1827